Exhibit 99.1

From:	David R. Harvey, Chairman	For questions, contact:
	Jai P. Nagarkatti, President and CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

SIGMA-ALDRICH (NASDAQ:SIAL) REPORTS FOURTH QUARTER DILUTED EPS OF

$0.68. ENDS 2008 WITH RECORD SALES AND EARNINGS AND RAISES QUARTERLY

CASH DIVIDEND BY 11.5%. PROVIDES OUTLOOK FOR 2009.

St Louis, MO, February 11, 2009 – Sigma-Aldrich, a leading Life Science and High Technology company, reported that its fourth quarter 2008 diluted EPS grew by 6% to $0.68 from $0.64 in the same quarter of 2007.

Reported sales of $510 million in the fourth quarter 2008 declined by 4% compared to 2007. Excluding the impact of currency, sales in the fourth quarter grew 3% from a year ago. Fourth quarter organic sales for the Company’s Research business grew 4%, while the Specialty Fine Chemicals business (SAFC) organic sales were in-line with prior year level.

Operating margin in the fourth quarter 2008 increased by 30 basis points to 22.5% from the same period of 2007, reflecting benefits from process improvements, global supply chain initiatives, cost containment initiatives and recent strategic pricing actions.

For the full year 2008, reported sales grew by 8% compared with 2007, to a record $2.2 billion. Excluding the benefit of currency and acquisitions, overall sales grew by 5%, with Research and SAFC sales up by 6% and 3%, respectively. Reported diluted EPS for 2008 increased by 13% from 2007 to a record $2.65.

Other 2008 Highlights:

•	Expanded full year operating margin by 40 basis points to 22.9% through higher sales, operating process improvements and strategic pricing actions.

•	Reported strong net income and free cash flow of $342 million and $314 million, respectively, for the full year.

•	Realized currency benefits of $.02 and $.27 in reported, diluted EPS for the fourth quarter and full year, respectively.

•	Achieved sales to CAPLA (Canada, Asia Pacific, Latin America) markets of 22% of total sales.

•	Increased fourth quarter sales through the Company’s award winning web site by 5%. Web based sales now represent 42% of worldwide Research-based sales in the fourth quarter.

•	Enhanced the breadth of scientific knowledge with 70 new technology in-licenses in 2008 bringing total in-licenses held to over 600.

•	Received recognition for CompoZr Zinc Finger Nuclease (ZFN), a breakthrough gene editing technology, as one of the “Top 10 Innovations of 2008” by The Scientist magazine.

2009 Outlook on Sales Growth and EPS:

•

While the demand for Sigma-Aldrich’s products continued to be healthy in the fourth quarter of 2008, the current uncertainty in the global markets reduces future visibility, making it difficult to forecast sales with a desirable level of certainty. Demand from several of the Company’s key markets is expected to decline in 2009, but with new program launches, global sales initiatives and market share gains, the Company expects to be able to achieve low single digit organic sales growth in 2009. Currency is expected to reduce otherwise reportable growth in 2009 by approximately 7% if exchange rates remain at current levels.

•

The negative impact of currency on EPS is expected to be about $0.30 in 2009 if exchange rates remain at current levels. The Company plans to offset this impact through growth in organic sales, supply chain optimization, and other operational process improvements, and expects to report 2009 pre-tax margins and an EPS at or slightly above 2008 levels.

Dividend:

At a meeting held on February 10, 2009, the Company’s Directors declared an 11.5% increase in its quarterly cash dividend to $.145 per share. The dividend is payable on March 16, 2009 to shareholders of record on March 2, 2009.

CEO’s STATEMENT:

Commenting on 2008 performance and 2009 expectations, President and CEO Jai Nagarkatti said: “Despite a challenging environment, we are pleased with our 2008 performance and our ability to improve our profitability. The initiatives that have been key to growth over the last three years are performing well. Looking forward, we are accelerating activities on a number of these initiatives. We are also elevating our efforts in other areas where significant performance improvements can contribute to enhanced growth in sales and profits. And, finally, we are finding other new and innovative ways to differentiate our Company in both life science and high technology applications by building on our unrivalled scientific knowledge and global logistics capabilities.”

Nagarkatti continued, “We attribute our 2008 performance to our ability to win market share and drive operating performance faster than sales. Our long-term objective is to achieve above-market rate organic sales growth and enhance that through contributions from technology acquisitions and our innovation efforts. In the near term we expect challenging market conditions and plan to respond by maintaining tight control of our costs without sacrificing the commitment to our growth initiatives. We will approach 2009 with the same passion and energy that has driven our success in the past and exit this recession as a much stronger company than ever before.”

OTHER INFORMATION:

Share Repurchase:

Another 3.3 million shares were acquired during the fourth quarter of 2008 at an average share price of $39.45. There were 122.1 million shares outstanding at December 31, 2008. The Company expects to repurchase the 7.7 million remaining authorized shares, but the timing and number of shares purchased, if any, depends upon market conditions and other factors.

Cash Flow and Debt: Cash flow from operations for 2008 was $404 million compared to $417 million for 2007. Cash from higher net income and deferred income taxes was offset by pension plan contributions used to cover market declines in pension investments and increased inventories. This cash flow, together with a $181 million increase in debt, enabled the Company to fund $421 million for share repurchases, pay $90 million for property and equipment additions and return $65 million to shareholders through a 13% increase in the 2008 quarterly dividend. The Company’s debt to capital ratio at December 31, 2008 was 34.6%. The Company has not experienced any problem in placing its short-term debt in recent weeks.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, and as key components in pharmaceutical, diagnostic and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 37 countries and has 7,900 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. Organic sales growth data presented in this release is proforma data and excludes currency, and where indicated, acquisition impacts. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur in 2009 to applicable exchange rates and are thus unable to reconcile the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2009. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales and income and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts and the sales benefit from acquisitions. Management excludes these other items in judging its historical performance and in assessing its expected future performance. Management also uses free cash flow, a non-GAAP measure, to judge its performance. Management believes this non-GAAP information is useful to investors as well.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including the “2009 Outlook”, “CEO’s Statement” and “Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases, acquisitions and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) declining global economic conditions, (2) changes in pricing and the competitive environment and the global demand for our products, (3) fluctuations in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) dependence on uninterrupted manufacturing operations, (6) changes in the regulatory environment in which the Company operates, (7) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 4- Uncertainty in Income Taxes- to the Consolidated Financial Statements in the Company’s Form 10-Q report for the quarter ended September 30, 2008, (8) exposure to litigation, including product liability claims, (9) the ability to maintain adequate quality standards, (10) reliance on third party package delivery services, (11) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (12) other changes in the business environment in which the Company operates, and (13) the outcome of the matters described in Note 13 - Contingent Liabilities and Commitments—to the Consolidated Financial Statements in the Company’s Form 10-Q report for the quarter ended September 30, 2008. A further discussion of the Company’s risk factors can be found in Item 1A of the Company’s Form 10-K report for the year ended December 31, 2007. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net sales	$509.8	$532.1	$2,200.7	$2,038.7
Cost of products sold	244.9	266.9	1,070.8	1,002.7

Gross profit	264.9	265.2	1,129.9	1,036.0
Selling, general and administrative expenses	134.2	131.6	561.6	517.1
Research and development expenses	16.1	15.7	64.5	59.3

Operating income	114.6	117.9	503.8	459.6
Interest, net	3.4	4.5	14.3	22.0

Income before income taxes	111.2	113.4	489.5	437.6
Provision for income taxes	26.9	28.5	148.0	126.5

Net income	$84.3	$84.9	$341.5	$311.1

Net income per share - Basic	$0.68	$0.66	$2.70	$2.38

Net income per share - Diluted	$0.68	$0.64	$2.65	$2.34

Weighted average number of shares outstanding - Basic	123.1	129.6	126.3	130.6

Weighted average number of shares outstanding - Diluted	124.8	132.4	128.8	133.1

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited) December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$251.8	$237.6
Accounts receivable, net	269.8	276.3
Inventories	661.8	653.6
Deferred taxes	45.9	57.7
Other current assets	79.9	57.3

Total current assets	1,309.2	1,282.5
Property, plant and equipment, net	660.4	681.5
Goodwill, net	388.3	420.3
Intangibles, net	120.6	136.9
Other assets	78.0	107.9

Total assets	$2,556.5	$2,629.1

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$528.8	$331.3
Accounts payable	114.6	131.0
Accrued payroll and payroll taxes	58.6	55.0
Accrued income taxes	41.1	47.1
Other accrued expenses	50.8	70.6

Total current liabilities	793.9	635.0

Long-term debt	200.1	207.0
Deferred post-retirement benefits	39.5	36.9
Deferred taxes	18.6	42.3
Other liabilities	125.2	91.3

Total liabilities	1,177.3	1,012.5

Stockholders’ equity:
Common stock	201.8	201.8
Capital in excess of par value	133.0	109.7
Common stock in treasury	(1,935.3)	(1,534.1)
Retained earnings	2,954.4	2,679.3
Accumulated other comprehensive income	25.3	159.9

Total stockholders’ equity	1,379.2	1,616.6

Total liabilities and stockholders’ equity	$2,556.5	$2,629.1

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Twelve Months Ended December 31,
	2008	2007
Cash flows from operating activities:
Net income	$341.5	$311.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98.6	97.8
Deferred income taxes	18.1	(21.7)
Stock-based compensation expense	12.2	19.0
Loss on equity investments, net	5.3	0.2
Other	1.7	(2.6)
Changes in assets and liabilities:
Increase in accounts receivable	(4.0)	(7.3)
Increase in inventories	(37.5)	(25.2)
Increase/(decrease) in accrued income taxes	(0.1)	25.0
Increase/(decrease) in accrued pension obligation	(20.6)	2.6
Other	(11.2)	18.1

Net cash provided by operating activities	404.0	417.0

Cash flows from investing activities:
Property, plant and equipment additions	(89.9)	(77.6)
Proceeds from sale of property, plant and equipment	1.1	1.3
Proceeds from sale of equity investments	11.6	8.8
Acquisitions of businesses, net of cash acquired	(6.1)	(67.6)
Other, net	(3.4)	(13.9)

Net cash used in investing activities	(86.7)	(149.0)

Cash flows from financing activities:
Net issuance of short-term debt	270.5	61.8
Repayment of long-term debt	(90.0)	(69.7)
Payment of dividends	(65.4)	(60.0)
Treasury stock purchases	(421.2)	(184.3)
Exercise of stock options	23.8	32.4
Excess tax benefits from stock-based payments	8.4	7.8

Net cash used in financing activities	(273.9)	(212.0)

Effect of exchange rate changes on cash	(29.2)	7.8

Net change in cash and cash equivalents	14.2	63.8
Cash and cash equivalents at January 1	237.6	173.8

Cash and cash equivalents at December 31	$251.8	$237.6

Free cash flow(1)	$314.1	$339.4

(1)	Net cash provided by operating activities less property, plant and equipment additions.

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months Ended December 31, 2008
	Reported	Currency Impact	Acquisition	Adjusted (Organic)
Research Essentials	(1.7%)	(7.6%)	— %	5.9%
Research Specialties	(4.0%)	(7.0%)	— %	3.0%
Research Biotech	(3.1%)	(6.0%)	— %	2.9%

Research Chemicals	(3.2%)	(7.0%)	— %	3.8%
SAFC	(6.6%)	(6.4%)	— %	(0.2%)

Total	(4.2%)	(6.8%)	— %	2.6%

	Twelve Months Ended December 31, 2008
	Reported	Currency Impact	Acquisition	Adjusted (Organic)
Research Essentials	7.7%	2.8%	— %	4.9%
Research Specialties	9.4%	3.0%	— %	6.4%
Research Biotech	10.0%	3.0%	— %	7.0%

Research Chemicals	9.1%	2.9%	— %	6.2%
SAFC	5.2%	2.0%	0.7%	2.5%

Total	7.9%	2.7%	0.2%	5.0%

Business Unit Sales

(in millions)

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	Total 2007
Research Essentials	$99.4	$96.4	$95.6	$99.3	$390.7
Research Specialties	187.3	183.7	184.6	197.9	753.5
Research Biotech	76.0	73.5	72.9	79.6	302.0

Research Chemicals	362.7	353.6	353.1	376.8	1,446.2
SAFC	133.2	153.9	150.1	155.3	592.5

Total Customer Sales	$495.9	$507.5	$503.2	$532.1	$2,038.7

	First Quarter 2008	Second Quarter 2008	Third Quarter 2008	Fourth Quarter 2008	Total 2008
Research Essentials	$110.1	$109.4	$103.8	$97.6	$420.9
Research Specialties	213.3	214.5	206.3	190.0	824.1
Research Biotech	88.7	86.4	80.0	77.1	332.2

Research Chemicals	412.1	410.3	390.1	364.7	1,577.2
SAFC	157.5	170.4	150.5	145.1	623.5

Total Customer Sales	$569.6	$580.7	$540.6	$509.8	$2,200.7

NOTE:	2007 Business Unit sales data reflects reclassifications to conform to the 2008 classification that reflects transfers of certain products between business units to better align the selling effort for those products with their primary customers.

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Proforma to Reported Net Income

	Net Income (in millions)		Diluted Earnings Per Share
	Three Months Ended December 31,		Three Months Ended December 31,
	2008	2007	2008	2007
Proforma net income before currency impact	$81.3	$84.9	$0.66	$0.64
Currency impact	3.0	—	0.02	—

Total reported net income	$84.3	$84.9	$0.68	$0.64

	Net Income (in millions)		Diluted Earnings Per Share
	Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Proforma net income before currency impact	$305.6	$311.1	$2.38	$2.34
Currency impact	35.9	—	0.27	—

Total reported net income	$341.5	$311.1	$2.65	$2.34

Income Statement Ratios

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Gross profit	52.0%	49.8%	51.3%	50.8%
S,G&A expenses	26.3%	24.7%	25.5%	25.4%
Operating income	22.5%	22.2%	22.9%	22.5%
Pretax income	21.8%	21.3%	22.2%	21.5%
Effective tax rate	24.2%	25.1%	30.2%	28.9%

Reconciliation of Free cash flow

	Twelve Months Ended December 31,
	2008	2007
Net cash provided by operating activities	$404.0	$417.0
Less: Property, plant and equipment additions	(89.9)	(77.6)

Free cash flow	$314.1	$339.4